Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Fiscal 2008

Third Quarter Financial Results

Houston, TX, May 14, 2008 - Evolution Petroleum Corporation (AMEX:EPM) today reported financial and operating results for the three and nine month fiscal periods ended March 31, 2008.

Oil and gas revenues for fiscal third quarter 2008 (“Q3-08”) increased 61% to $744,702 from $462,951 for Q3-07, despite the recent sale of the Company’s primary producing assets that were held during all of fiscal 2007 and the first eight months of fiscal 2008.  The increase in revenues was due to a 34% increase in sales volumes and a 20% increase in oil and gas prices.  The increase in sales volumes resulted from drilling operations in the Giddings Field in Central Texas, partially offset by reduced contributions from the Tullos Field due to its sale on March 3, 2008.

Net loss in Q3-08 was $535,985, or ($0.02) per share on approximately 26.8 million weighted average shares outstanding.  This compares to a net loss of $454,585 ($0.02 per share) for Q3-07.  The net losses include non-cash stock-based compensation of $493,872 for Q3-08 and $376,008 for Q3-07.  The increase in the net loss was primarily related to increased staff costs necessary to carry out the drilling program in the Giddings Field and a decrease in interest income, partially offset by an income tax benefit that didn’t occur in the prior comparable period.

Robert Herlin, President and Chief Executive Officer, commented, “Our horizontal drilling program in the Giddings Field is already making a material impact on our financial results, with one well beginning production in late February and two more coming on line in mid March.  These wells, along with a fourth well recently brought onto production and two wells currently drilling, should begin to materially improve our financial results going forward.  Already, production volumes increased 50% and 18% for the three and nine months of fiscal 2008, compared to the same respective periods in fiscal 2007.”

With respect to other projects, Mr. Herlin added, “In our other initiatives, development of our CO2 enhanced oil recovery project in Northern Louisiana continues to proceed towards the target of late 2008 or early 2009 for first injection of CO2.  We are also especially pleased with our growing lease position in the Woodford Shale, due to the observed growing number of successful completions in the Woodford Shale by other operators near our leases.”

Sales Volumes and Prices:

Q3-08 sales were approximately 12.3 million cubic feet (“Mmcf”) of natural gas at an average price of $8.12 per Mcf, and 7,521 barrels of oil at an average price of $85.75 per barrel.  All of the gas sold was produced in the Giddings Field, while the oil production was from both the Tullos and Giddings Fields.  Combined, sales were 9,569 BOE at a blended effective price of $77.82.  Q3-07 sales were 7,164 Bbls of oil at an average price of $64.62 per barrel and no gas, almost all of which was produced in the Tullos Field.  The 34% increase in sales volumes in the current period was due to first production from three wells drilled during the quarter in the Giddings Field, offset by realizing only two months of production from the Tullos Field prior to its sale on March 3, 2008.  The Company believes that production from the newly drilled wells was constrained due to the flow-back of the water used to drill the well.

Costs and Expenses

Lease operating expenses for Q3-08 decreased approximately 24% year over year to $300,186, primarily due to inclusion of only two months of field expenses from the Tullos Field Area and much lower lifting costs per BOE in the Giddings Field as compared to Tullos.  On a BOE basis, lease operating expenses decreased by 43% over Q3-07.

General and administrative expenses were approximately $1.3 million for Q3-08, as compared to approximately $0.9 million for Q3-07.  Higher overall compensation expenses in Q3-08 due to increased staff costs necessary to carry out the drilling program in the Giddings Field, estimated bonus accruals in the current period as compared to none in Q3-07, and higher professional service costs associated with litigation and an IRS field audit accounted for most of the increase.  Non-cash stock compensation expense was $493,872 in Q308, as compared to $376,008 for Q3-07.

Other Income and Expense

Q3-08 interest income decreased to $165,014, as compared to interest income of $487,585 for Q3-07.  The decrease in interest income was due to lower interest rates on reduced short-term investment balances averaging approximately $20.7 million during Q3-08, as compared to short-term investment balances averaging approximately $36.2 million during Q3-07.  The lower cash balance is a result of utilizing a portion of cash reserves to relieve income taxes payable arising from the $50 million in proceeds from the Delhi Farmout, acquisitions of additional leases in the Giddings Field and gas shale projects in Oklahoma, and funding for the drilling program in the Giddings Field.

Operations Review and Update

In the Giddings Field in Central Texas during Q3-08, Evolution drilled and completed three wells as re-entries into existing vertical well bores with horizontal penetrations into mostly undepleted portions of the Austin Chalk formation.  As of March 31, the Company had invested approximately $6.1 million of the original $8.5 million drilling budget contemplated for the re-entry of up to ten wells.  During Q3-08, Evolution revised the program to drill six wells, with an aggregate horizontal footage in the targeted reservoir similar to that of the initial ten well program, and increased the drilling budget to $10.5 million.  This is being accomplished by extending the length of the laterals being drilled or by adding a second lateral to develop an additional section of the Austin Chalk formation.

During the fourth quarter of fiscal 2008 to date, Evolution completed a fourth well and two more wells were drilling.  The combined initial gross production rate of the first three wells was approximately 383 BOE per day, a rate that Evolution believes was constrained by the production of water lost to the formation during drilling operations.  Oil and gas production is expected to continue to build as the Company adds production from the fourth well and the two wells now being drilled. Evolution owns 100% of the working interests in all of its proved locations and wells in the Giddings Field.

In the Woodford Shale, the Company continued to add acreage in its two Oklahoma projects, increasing ownership to approximately 15,800 gross and net acres there.  Evolution believes that the balance of its targeted 25,000 net acres is either committed to the Company, is in negotiation or is otherwise obtainable at reasonable cost.

At the Company’s Delhi CO2 enhanced oil recovery project in Northern Louisiana, the operator, Denbury Resources, has reported that the supply line for CO2 injection should be completed and flowing by late 2008 or early 2009.  Evolution expects that oil production response will occur reasonably soon thereafter and that oil production will steadily increase during calendar 2009.

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires mature, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value. The Company focuses on initiatives in Enhanced Oil Recovery, Bypassed Resources and Unconventional Gas Development.

Principal assets of the Company include 7.4% in overriding royalty interests and a 25% after payout reversionary working interest in the 13,636 acre Delhi Field Holt Bryant Unit in northeast Louisiana. Having already produced 190 million barrels of oil through primary and secondary recovery methods, the Delhi Holt Bryant Unit is being redeveloped using CO2 enhanced oil recovery technology.  The Company also owns working interests in leases with proved and other than proved undeveloped resources covering almost 30,000 gross and net acres in Texas and Oklahoma, and is actively engaged in multiple development projects for EOR, conventional redevelopment of bypassed resources and unconventional gas resources.

Additional information, including the Company’s annual report on Form 10-KSB and its quarterly reports on Form 10-Q can be accessed on its website at www.evolutionpetroleum.com.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward- looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

-   Tables to Follow   –

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues
Oil and natural gas liquids	$644,903	$462,951	$1,776,347	$1,358,433
Natural gas	99,799	—	123,277	—
Price risk management activities	—	—	—	(14)
Total revenues	744,702	462,951	1,899,624	1,358,419

Operating Costs
Lease operating expense	300,186	396,010	971,688	1,039,227
Production taxes	12,867	13,957	46,231	44,260
Depreciation, depletion and amortization	139,086	56,572	372,645	164,793
Accretion of asset retirement obligation	7,110	4,398	16,656	12,774
General and administrative*	1,266,427	934,055	4,062,423	2,933,761
Total operating costs	1,725,676	1,404,992	5,469,643	4,194,815

Loss from operations	(980,974)	(942,041)	(3,570,019)	(2,836,396)

Other income (expense)
Interest income	165,014	487,456	772,835	1,521,570
Other expense	—	—	—	(21,453)

Net loss before income tax benefit	(815,960)	(454,585)	(2,797,184)	(1,336,279)

Income tax benefit	(279,975)	—	(848,961)	—

Net loss	$(535,985)	$(454,585)	$(1,948,223)	$(1,336,279)

Loss per common share
Basic and Diluted	$(0.02)	$(0.02)	$(0.07)	$(0.05)

Weighted average number of common shares
Basic and Diluted	26,784,473	26,720,444	26,779,339	26,685,612

*General and administrative expenses for the three month period ended March 31, 2008 and 2007 included non cash stock-based compensation expense of $493,872 and $376,008, respectively.  General and administrative expenses for the nine month period ended March 31, 2008 and 2007 included non cash stock-based compensation expense of $1,311,443 and $1,237,485, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31, 2008	June 30, 2007
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$19,875,284	$27,746,942
Receivables
Oil and natural gas sales	380,471	190,210
Income tax	1,304,165	421,325
Other	55,360	22,375
Prepaid expenses and other current assets	74,879	540,666
Total current assets	21,690,159	28,921,518

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full cost method of accounting	14,053,812	5,459,553
Other property and equipment	161,870	154,872
Total property and equipment	14,215,682	5,614,425

Other assets, net	358,077	370,049

Total assets	$36,263,918	$34,905,992

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,020,560	$1,064,918
Accrued expenses	504,549	524,809
Royalties payable	6,572	6,831
Total current liabilities	3,531,681	1,596,558

Long term liabilities
Deferred income tax liability	338,001	338,001
Deferred rent	73,136	47,289
Asset retirement obligations	174,658	140,998

Total liabilities	4,117,476	2,122,846

Stockholders’ equity
Common Stock, par value $0.001, 100,000,000 shares authorized; 26,860,439 and 26,776,234 issued and outstanding as of March 31, 2008 and June 30, 2007, respectively.	26,860	26,776
Additional paid-in capital	13,708,808	12,397,373
Retained earnings	18,410,774	20,358,997

Total stockholders’ equity	32,146,442	32,783,146

Total liabilities and stockholders’ equity	$36,263,918	$34,905,992

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